Exhibit 99.1

FOR IMMEDIATE RELEASE

April 3, 2006

A. O. Smith completes acquisition of GSW

Milwaukee, Wis.—A. O. Smith Corporation (AOS-NYSE) today completed its acquisition of GSW Inc. GSW, a Canadian-based manufacturer of water heaters and building products, with 2005 sales of approximately $520 million (U.S.), was acquired for approximately $340 million in cash.

The addition of GSW to A. O. Smith’s existing water heater operations enhances A. O. Smith’s position in the growing retail channel of the U. S. residential water heater market segment as well as increases its presence in the Canadian water heater market.

“ GSW is a very well-run business with talented people and productive operations in the U. S. and Canada,” Ajita G. Rajendra, president of A. O. Smith Water Products Company, pointed out. “This combination of products, brands, and people enhances A. O. Smith’s status as one of the leading global suppliers of residential and commercial water heaters.”

“The addition of GSW’s American Water Heater Company partners us with Lowe’s, one of the leaders in the home improvement industry,” Rajendra continued. “As we integrate the GSW business, we intend to take advantage of our manufacturing capabilities to enhance our ability to serve the needs of our customers throughout the world.”

A. O. Smith expects to generate savings of $3 million in 2006 resulting primarily from reduced administrative expenses and reduced costs for raw materials. The company forecasts earnings accretion in 2006 from the acquisition, including these synergies, to total approximately $.35 per share or $11 million after taxes.

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The company projects synergy savings between $10 and $15 million before taxes in 2007 as manufacturing and logistical efficiencies come on line. In combination with operating profit and net of interest and taxes, the acquisition is expected to generate earnings accretion of between $.60 and $.70 per share in 2007.

As of today, A. O. Smith has acquired approximately 98 percent of both the outstanding Class A and Class B shares of GSW Inc. The company intends to acquire the remainder of the Class A and Class B shares not tendered by means of a compulsory acquisition under the “Canada Business Corporations Act” at the same price as the offer price.

GSW is made up of two business segments, water heating and building products. The water heating segment manufactures and markets water heaters sold in the U.S. and Canada through its American Water Heater Company and GSW Water Heater subsidiaries. The water heater segment reported 2005 sales of $490 million (U.S.). The 2005 sales of the Building Products business were $30 million (U.S.).

The American Water Heater business, located in Johnson City, Tenn., markets residential and commercial water heaters under the American PROLine ® and U. S. Craftsmaster ® brands. It is also the exclusive supplier of water heaters to Lowe’s, supplying residential gas and electric units carrying the Whirlpool ® brand.

In Canada, GSW manufactures residential and commercial water heaters under the GSW and John Wood ™ brands at its plant in Fergus, Ontario, approximately 75 miles west of Toronto. Its Building Products business, located in Barrie, Ontario, approximately 70 miles north of Toronto, manufactures and markets vinyl rain ware systems to retail and wholesale building supply customers in North America.

GSW employs more than 1,700 people at its three operating divisions in Canada and the United States.

A. O. Smith Water Products Company, with headquarters in Ashland City, Tenn., manufactures an extensive line of residential, standard and specialty commercial water heaters as well as high-efficiency boilers, hot water storage tanks, and pump tanks.

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In addition to its plant in Ashland City, A. O. Smith’s North American facilities include plants in McBee., S.C., Renton, Wash., Stratford, Ontario, Charlotte, N.C., Juarez, Mexico, Florence, Ky., Franklin, Tenn., and Cookeville, Tenn.

The company also has a rapidly growing international presence with an operation in Nanjing, China, serving the China market and a plant in Veldhoven, the Netherlands, that serves Europe and the Middle East. The company employs approximately 5,000 people worldwide.

A. O. Smith Water Products Company reported record sales of $833 million in 2005. On a pro forma basis, including the 2005 sales of GSW, the water heater business would have recorded $1.3 billion in sales. With the addition of the company’s $860 million Electrical Products business, A.O. Smith’s 2005 pro forma consolidated sales would have totaled $2.2 billion.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “continue,” or words of similar meaning and include earnings accretion and synergy forecasts. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: significant volatility in raw material prices; competitive pressures on the company’s businesses; instability in the company’s electric motor and water products markets; difficulties associated with integrating acquired businesses and attaining projected synergies; adverse changes in general economic conditions; and the potential that assumptions on which the company based its expectations, including those regarding the impact of purchase accounting, are inaccurate or will prove to be incorrect.

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Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.